Dihle & Co., P.C.
       1720 Bellaire St, Ste 108  Denver, CO 80222  (800) 737-0632



January 27, 1997


ND Holdings, Inc.
1 N Main St
Minot, ND 58701

RE:	Registration Statements on Form S-1 File No. 333-11509 9-6
	Under Securities Act of 1933 (Exhibit 5.1)

Gentlemen:

We are furnishing this opinion and consent with a view to our filing the same with the Securities and Exchange Commission (the "SEC") as an exhibit to a Registration Statement on Form S-1 (the "Registration Statement") filed with the SEC on September 6, 1996 and Amendment No. 1 of such registration statement to which this opinion and consent is included.

The Registration Statement covers the registration of 3,000,000 shares (the "Shares") of common stock, no par value per share, of ND
Holdings, Inc., a North Dakota corporation (the "Offering Shares").

We have examined such corporate records, certificates and other documents and matters of law as, in our opinion, are necessary or appropriate to enable us to express the opinion rendered hereby.

We have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing a document.

This opinion is limited solely to the North Dakota Business
Corporation Law.

Based upon the foregoing we are of the opinion that all of the Offering Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Registration Statement and Underwriting Agreement filed therewith will be validly issued, fully paid and non-assessable.

We hereby consent to the reference to this firm in the prospectus included in the Registration Statement We further consent to the use of this opinion with respect to the state registrations of the above referenced offering.

Sincerely,



Gordon Dihle
Dihle & Co., P.C.

akb
January 27, 1997